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EXHIBIT 10.15

Execution Copy

THIRD AMENDMENT
TO
MASTER INDENTURE AND SERVICING AGREEMENT
SERIES 2002-1 SUPPLEMENT

        This THIRD AMENDMENT TO THE SERIES 2002-1 SUPPLEMENT TO MASTER INDENTURE AND SERVICING AGREEMENT (this "Amendment"), dated as of July 17, 2003, is among SIERRA RECEIVABLES FUNDING COMPANY, LLC, a limited liability company formed under the laws of the State of Delaware, as Issuer, FAIRFIELD ACCEPTANCE CORPORATION—NEVADA, a Delaware corporation, as Master Servicer, WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, but solely as Trustee under the Agreement, and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as Collateral Agent.

        WHEREAS the Issuer, the Servicer, the Trustee and the Collateral Agent have executed that certain Series 2002-1 Supplement to Master Indenture and Servicing Agreement, dated as of August 29, 2002 and the First Amendment thereto dated as of March 11, 2003 and the Second Amendment thereto dated as of March 26, 2003 (together, the "Indenture Supplement") and capitalized terms used in this Amendment and not otherwise defined shall have the meanings assigned to such terms in the Indenture Supplement;

        WHEREAS, the Issuer, the Master Servicer, the Trustee and the Collateral Agent wish to amend the Indenture Supplement in accordance with subsection 13.1(b) of the Agreement;

        NOW THEREFORE, in consideration of the premises and the agreements contained herein, the parties hereto agree as follows:

ARTICLE III

AMENDMENTS

        Section 1.01.    Amendments Relating to New Definitions.    Section 2.01 of the Indenture Supplement is hereby amended to add the following definitions each of which shall read in its entirety as follows and be added in the correct alphabetical order:

          "Authorized Additional Class" means a Class which, after the 2003 Amendment Date, is designated under the Note Purchase Agreement including designation under any Joinder Agreement related thereto and for which an Eligible Class Agent or an affiliate thereof is the Class Agent.

          "Authorized Additional Notes" means Notes delivered by the Issuer at the direction of the Deal Agent to an Authorized Additional Class as provided in subsection (a) of Section 4.02 of this Supplement.

          "Class Facility Limit" with respect to each Class, has the meaning assigned to that term in the Note Purchase Agreement, as such limit is adjusted from time to time as provided in the Note Purchase Agreement.

          "Cumulative Cancellation Rate" or "CCR" means a fraction expressed as a percentage, (i) the numerator of which is the sum of the outstanding principal balances at the time of cancellation of those Loans originated by the Sellers or any of their subsidiaries which Loans became Cancelled Loans during a stated period of time and the (ii) the denominator of which is the sum of the Original Principal Balances for all Loans originated by the Sellers or any of their subsidiaries during a given origination period. In calculating the Cumulative Cancellation Rate on or after the 2003 Amendment Date, the Sellers shall not include EFI.

          "Documents in Transit Loan" means any Series 2002-1 Pledged Loan with respect to which the original Loan and/or the related Loan File or any part thereof is not in the possession of the Custodian because either (i) the Mortgage and related documentation has been sent out for checking and recording or (ii) the documentation has not been delivered by the Seller to the Custodian.

          "Documents in Transit Excess Amount" means, at any time, the amount by which (i) the sum of the Loan Balances for all Series 2002-1 Pledged Loans which are Documents in Transit Loans exceeds (ii) 5% of the Series 2002-1 Adjusted Loan Balance.

          "Joinder Agreement" has the meaning assigned to that term in the Note Purchase Agreement.

          "Missing Documentation Loan" means any Series 2002-1 Pledged Loan with respect to which (A) the original Loan and/or the related Loan File or any part thereof are not in the possession of the Custodian at the time of the sale of such Loan to the Depositor and (B) if the related Mortgage is not in the possession of the Custodian because it has been removed from the Loan File for review and recording in the local real property recording office, it has not been returned to the Loan File in the time frame required by the applicable Purchase Agreement, or if the documentation is not in the possession of the Custodian because it has not been delivered by the Seller to the Custodian, such documentation is not in the custody of the Custodian within 30 days after the date of the sale of such Loan to the Issuer.

          "Original Principal Balance" means with respect to any Loan, the original principal balance of such Loan.

          "2003 Amendment Date" shall mean July 17, 2003.

          "Trendwest Timeshare Upgrade" shall mean a Loan which was sold to the Depositor by Trendwest and with respect to which the Obligor purchases a Timeshare Upgrade.

        Section 1.02.    Amendments Relating to Existing Definitions.    The following terms contained in Section 2.01 of the Indenture Supplement are hereby amended and restated each to read in its entirety as follows:

          "Advance Rate" means: (i) if the Three Month Default Percentage calculated as of the last day of each of the immediately preceding three Due Periods is less than 1.15%, a rate, rounded to the nearest 0.50%, not to exceed 83% which rate shall (A) for the period beginning on July 17, 2003, be 78%, (B) for the period beginning on the Payment Date in October 2003, be a percentage equal to the remainder of (x) the percentage determined based on the calculation below minus (y) 1.0% and (C) thereafter shall be a percentage adjusted on the Payment Date in January 2004 and the Payment Date in each April, July, October and January thereafter and determined based on the following calculation:

    100% minus (x) the Weighted Average Ten Year Cumulative Cancellation Rate times three plus (y) the sum of (a) the Excess Spread times the Average Life times the Excess Spread Multiplier plus (b) the Reserve Account Percentage (each of such terms used in this calculation of Advance Rate shall have the meaning set forth in Exhibit E); or

           (ii)  if the Three Month Default Percentage calculated as of the last day of any of the immediately preceding three Due Periods is 1.15% or more, the rate calculated as set forth in clause (i) above minus 3.0%.

          ''Cancelled Loan" means a Loan with respect to which cancellation or foreclosure actions have or should have been commenced in accordance with Customary Practices and/or Credit Standards and Collection Policies by reason of (a) uncollectibility in whole or in part or (b) relinquishment by the Obligor of its rights in and to the related Timeshare Property.

          "Defective Loan" means (i) any Series 2002-1 Pledged Loan which is a Defective Loan as such term is defined in the Purchase Agreement under which such Series 2002-1 Pledged Loan was sold to the Depositor and (ii) any Series 2002-1 Pledged Loan which is a Missing Documentation Loan.

          "Delayed Completion Green Loans" means Series 2002-1 Pledged Loans which are Green Loans and which have been Series 2002-1 Pledged Loans for 15 months or more and the Green Timeshare Property is still subject to completion.

          "Eligible Class Agent" means a financial institution satisfactory to the Deal Agent and having a combined capital and surplus of at least $250,000,000 and (ii) a short-term debt rating of at least A-1 from S&P, P-1 from Moody's and F-1 from Fitch (if rated by Fitch).

          "Excess Concentration Amount" means, on any day, an amount equal to the sum of (i) the Non-US Excess Amount, (ii) the Green Loans Excess Amount, (iii) Delayed Completion Green Loans Excess Amount, (iv) the New Seller Excess Amount, (v) the Transition Period Excess Amount, (vi) the Large Loans Excess Amount, (vii) the Geographic Concentration Excess Amount and (viii) the Documents in Transit Excess Amount.

          "Facility Limit" means the lesser of (i) the sum of the Class Facility Limits for all Classes and (ii) $700,000,000, as such amount may be reduced from time to time in accordance with Section 4.08 hereof and the Note Purchase Agreement or increased in accordance with Section 4.09 hereof and the Note Purchase Agreement.

          "Maturity Date" means June 15, 2006.

          "Monthly Master Servicer Fee" means, in respect of any Due Period (or portion thereof), an amount equal to one-twelfth of the product of (a) 1.00% for Due Periods ending on or before June 30, 2003 and 1.25% for Due Periods ending after June 30, 2003 and (b) the Series 2002-1 Aggregate Loan Balance at the beginning of such Due Period (or portion thereof) or if a Successor Master Servicer has been appointed and accepted the appointment or if the Trustee is acting as Master Servicer, an amount equal to one-twelfth of the product of (x) the lesser of 3.5% and the Market Servicing Rate and (y) the Series 2002-1 Aggregate Loan Balance at the beginning of such Due Period.

          "New Seller" means an entity other than FAC or Trendwest which (a) is a subsidiary of Cendant, (b) performs its own loan origination and servicing, (c) has entered into a Purchase Agreement and Series 2002-1 Purchase Supplement as provided in Section 5.03 and, (d) with respect to any Loan Granted under this Supplement has complied with all conditions set forth in Section 5.03.

          "Notes Increase Date" means with respect to a Notes Increase, the Business Day on which the Notes Increase occurs pursuant to Section 4.07 of this Supplement.

        Section 1.03.    Removal of Definitions.    Section 2.01 of the Indenture Supplement is hereby amended by removing each of the following definitions: Consolidated Extrapolated Cumulative Cancellation Rate, CECCR, EFI Excess Amount, EFI Loans, EFI Originated Loans, Extrapolated Cumulative Cancellation Rate, ECCR and Single Development Excess Amount.

        Section 1.04.    Amendment Relating to Authorized Amounts.    The first paragraph of Section 4.02 shall be and hereby is amended and restated to read in its entirety as follows:

          (a)   The Initial Notes Principal Amount as of August 30, 2002 was $232,506,160.43. The Notes Principal Amount as of the 2003 Amendment Date shall be $415,831,183.97. The Notes Principal Amount may be increased from time to time as provided in Section 4.07 of this Supplement;

  provided, however, that the aggregate Notes Principal Amount shall at no time exceed the then effective Facility Limit and the Notes Principal Amount of the Note held by any single Class shall not exceed the then effective Class Facility Limit for such Class. The Notes Principal Amount for each of the Notes delivered to the respective Classes as of the 2003 Amendment Date shall be set forth in Exhibit C to this Supplement, as amended on the 2003 Amendment Date. On or before the 2003 Amendment Date, the Issuer shall execute a replacement Note for each Class and deliver the replacement Notes to the Trustee for authentication and exchange for the initial Notes. With respect to each Class, upon surrender by the respective Class Agent of the initial Note issued to that Class, the Trustee shall authenticate the replacement Note for such Class, register the replacement Note as provided in Exhibit C to this Supplement and deliver it as provided in Exhibit C to this Supplement. Upon authentication and delivery of the replacement Notes in exchange for the initial Notes, the Trustee shall cancel and dispose of the initial Notes in a manner satisfactory to the Trustee.

          Following the 2003 Amendment Date, one or more Authorized Additional Notes shall be executed by the Issuer and delivered to the Trustee for authentication and delivery to the Class Agent for the applicable Authorized Additional Class, if the following conditions are met:

              (i)  The Authorized Additional Class to which the Authorized Additional Note is delivered shall have been added to the Note Purchase Agreement.

             (ii)  The Deal Agent shall have delivered to the Issuer and the Trustee a certificate substantially in the form of Exhibit F to this Supplement directing the Issuer to execute the Authorized Additional Note and deliver such Note to the Trustee for authentication, directing the Trustee to authenticate the Authorized Additional Note and deliver it as directed in the certificate and setting forth the name in which the Authorized Additional Note shall be registered, the Initial Principal Amount of the Authorized Additional Note, the Maximum Principal Amount of such Note and the account to which payments on such Authorized Additional Notes are to be made;

            (iii)  Following the delivery of any Authorized Additional Note, the maximum principal amount of all Notes then outstanding shall not exceed the Facility Limit;

            (iv)  Upon the delivery of each Authorized Additional Note, the purchaser of such Authorized Additional Note shall pay to the Issuer an amount equal to the Initial Principal Amount of such Note which the Issuer shall use to make payments on each of the Notes then outstanding such that the Notes Principal Amount of each Note outstanding, including the Authorized Additional Note, bears the same relationship to the aggregate Notes Principal Amount then outstanding as the Class Facility Limit of the related Class bears to the sum of the Class Facility Limits for all Classes.

          Any Notes Increase occurring after the 2003 Amendment Date, shall be allocated pro rata to each Note on the basis of the Class Facility Limit of such Class and the sum of the Class Facility Limits for all Classes, except that if any Note is then subject to a Liquidity Reduction Amortization Period, such Note shall not be included in calculating the pro rata allocation of the Notes Increase.

        Section 1.05.    Extension of Maturity Date; Payment of Interest on the 2003 Amendment Date.    (a) Subsection (a) of Section 4.03 of the Indenture Supplement shall be and hereby is amended to read in its entirety as follows:

          (a)    Principal.    The Notes shall initially be issued on the Closing Date and shall have a Maturity Date of August 15, 2005. Upon the 2003 Amendment Date, replacement Notes shall be executed and delivered each in a maximum amount of the Class Facility Limit of the Class to which such Note is delivered and such Notes shall have a Maturity Date of June 15, 2006. Any

  Authorized Additional Notes delivered after the 2003 Amendment Date shall be in a maximum amount of the Class Facility Limit of the Authorized Additional Class and shall have a Maturity Date of June 15, 2006.

          Each Note shall be subject to prepayment in whole or in part as required or permitted by the terms of this Supplement.

        (b)   Subsection (b) of Section 4.03 of the Indenture Supplement shall be and hereby is amended by the addition of the following sentences at the end thereof:

          Notwithstanding any other provision of this Supplement, Notes Interest on each Note outstanding on the 2003 Amendment Date shall be due and payable on the 2003 Amendment Date in the amount of the Notes Interest calculated by the Deal Agent for that Note for that date on the basis of an accrual period beginning on and including July 14, 2003 and ending on and excluding the 2003 Amendment Date. The Notes Interest otherwise due on the August 2003 Payment Date for the Accrual Period ending on the August 2003 Payment Date shall be reduced by the amount paid on the 2003 Amendment Date. Notes Interest due on the 2003 Amendment Date shall be paid from amounts on deposit in the Collection Account.

        Section 1.06.    Amendment of Provisions Relating to Increase in the Notes Principal Amount.    (a) The first sentence of Section 4.07 of the Indenture Supplement is hereby amended and restated to read in its entirety as follows:

          The Noteholders agree, by acceptance of the Notes that the Issuer may from time to time, by irrevocable written notice substantially in the form attached to the Note Purchase Agreement given to the Deal Agent, the Trustee and the Master Servicer and subject to the terms and conditions of this Section 4.07, request that the Series 2002-1 Noteholders fund an increase in the outstanding principal balance of the Series 2002-1 Notes in the aggregate amount specified in the notice and on the date specified in the notice.

          (b)   Subsection 4.07(e) is hereby amended and restated to read in its entirety as follows:

          (e)   After giving effect to the funding on such proposed Note Increase Date, the Notes Principal Amount will not exceed the Facility Limit and with respect to each Note, the outstanding principal amount of that Note shall not exceed the Class Facility Limit for the related Class.

        Section 1.07.    Amendment of Provisions Relating to the Increase in the Facility Limit.    Section 4.09 of the Indenture Supplement is hereby amended and restated to read in its entirety as follows:

        Section 4.09.    Increase of the Facility Limit.

          (a)   The Facility Limit may be increased as provided in subsection (c) of this Section 4.09 and, in addition, so long as no Amortization Event shall have occurred and be continuing, the Issuer may, on any Business Day, by written notice to the Deal Agent request an increase in the Facility Limit. The written notice to the Deal Agent shall specify:

    (i)
    the amount of the requested increase in the Facility Limit; and

    (ii)
    the date on which such increase is proposed to occur.

          (b)   Except for an increase in the Facility Limit occurring under subsection (c) below, an increase in the Facility Limit shall occur only if approved by each of the Conduits and Alternate Investors as provided in the Note Purchase Agreement and shall be evidenced by a notice from the Issuer and the Deal Agent delivered to the Trustee which shall state the increased Facility Limit and the date on which such increase shall be effective.

          (c)   Any increase in the Facility Limit occurring after the 2003 Amendment Date as a result of an increase in the Class Facility Limit of one or more Classes under the Note Purchase

  Agreement or as a result of the issuance of an Authorized Additional Note to an Additional Authorized Class, so long as such increase does not cause the Facility Limit to exceed $700,000,000, shall occur automatically and simultaneously with the increase in the Class Facility Limit or the issuance of the Authorized Additional Note and without any requirement to comply with the terms of the foregoing subsections (a) or (b) of this Section 4.09. If, however, any increase in the Facility Limit occurs under this subsection (c), the Class or Classes for which the Class Facility Limit has been increased, shall be required to advance an additional amount to the Issuer and increase the outstanding Notes Principal Amount of the Series 2002-1 Note held by such Class, and the Issuer shall use such additional advance to reduce the outstanding Notes Principal Amount of the other Series 2002-1 Notes in such a manner that following the increase in the Facility Limit, the Notes Principal Amount of each Note outstanding bears the same relationship to the aggregate Notes Principal Amount then outstanding as the Class Facility Limit of the related Class bears to the sum of the Class Facility Limits for all Classes.

        Section 1.08.    Amendment of Provisions Relating to the Transfer of Additional Loans.    Subsection (b)(i) and subsection (b)(iv) of Section 7.01 of the Indenture Supplement are hereby amended and restated each to read in its entirety as follows:

            (i)  at least two (2) Business Days preceding the proposed Addition Date, the Issuer shall have delivered to the Deal Agent a schedule of the Additional 2002-1 Pledged Loans to be transferred on such Addition Date and each of the Additional 2002-1 Pledged Loans shall be a Loan sold by a Seller (which term on and after the 2003 Amendment Date shall not include EFI) to the Depositor under a Purchase Agreement and Series 2002-1 Purchase Supplement; Trendwest Timeshare Upgrades sold to the Depositor by Trendwest immediately prior to the transfer to the Issuer and Trendwest Loans sold to the Depositor on a prior date, which have been sold by the Depositor to an Additional Issuer and which subsequently become Trendwest Timeshare Upgrades and are then transferred by the Additional Issuer to the Depositor are, in each case, Loans sold by a Seller to the Depositor under a Purchase Agreement and Series 2002-1 Purchase Supplement.

          (iv)  With the exception of Documents in Transit Loans, on or immediately prior to the Addition Date the Custodian has possession of each original Additional 2002-1 Pledged Loan and the related Loan File and has acknowledged to the Trustee and the Deal Agent such receipt and its undertaking to hold each such original Additional 2002-1 Pledged Loan and the related Loan File for purposes of perfection of the Collateral Agent's interests in such original Additional 2002-1 Pledged Loans and the related Loan File; provided that the fact that any document not required to be in its respective Loan File pursuant to the applicable Purchase Agreement is not in the possession of the Custodian in its respective Loan File does not constitute a failure to satisfy this condition;

        Section 1.09.    Amendment to Remove Reference to Addition of EFI Loans.    Subsection 7.01(c) of the Indenture Supplement is hereby amended and restated to read in its entirety as follows:

          (c)   In addition to the conditions set forth in (b) above, on the first date on which Trendwest Loans are included in the Additional 2002-1 Pledged Loans, it shall be a condition to the addition of such Additional 2002-1 Pledged Loans that the conditions set forth in Section 2(b)(iv) of the Series 2002-1 Pool Purchase Supplement be met to the satisfaction of counsel to the Deal Agent.

        Section 1.10.    Amendment to Provide for CCR Quarterly Report.    Article VIII of the Indenture Supplement is hereby amended by the addition of Section 8.05 at the end of such article. Section 8.05 shall read in its entirety as follows:

        Section 8.05.    Quarterly Report With Respect to CCR.    On or before the Determination Date in October 2003 and the Determination Date in each January, April, July and October thereafter, the Master Servicer shall calculate the Weighted Average Five Year Cumulative Cancellation Rate and the

Weighted Average Ten Year Cumulative Cancellation Rate for the Payment Date immediately following such Determination Date and shall provide the Weighted Average Five Year Cumulative Cancellation Rate and the Weighted Average Ten Year Cumulative Cancellation Rate to the Deal Agent in writing. On the Determination Date in October 2003, January 2004, April 2004 and July 2004, the Master Servicer shall also deliver to the Deal Agent an agreed upon procedures letter or letters provided by a firm or firms of nationally recognized independent public accountants. Such agreed upon procedures letter or letters shall be substantially as described in Exhibit E to this Supplement.

        Section 1.11.    Amendments Relating to Amortization Events.    (a) Clause (f) of Section 9.01 of the Indenture Supplement is hereby amended and restated to read in its entirety as follows:

          (f)    the Weighted Average Five Year Cumulative Cancellation Rate at any time exceeds 15%;

        (b)   Clause (h) of Section 9.01 of the Indenture Supplement is hereby amended and restated to read in its entirety as follows:

          (h)   the Gross Excess Spread for any Due Period ending on or prior to June 30, 2004, is less than 3.50% for any Due Period; for Due Periods ending after June 30, 2004 this provision shall not apply; except that if any Alternate Investor or Conduit does not extend its Liquidity Termination Date on or before June 30, 2004, this provision shall continue to apply;

        (c)   The provision immediately following clause (p) in Section 9.01 of the Indenture Supplement is hereby amended and restated to read in its entirety as follows:

  then, in the case of an event described in any clause except clause (c) of the Events of Default in Section 10.01, or clause (l) above, the Deal Agent at the direction of the Majority Facility Investors, or, with respect to an event described in clause (j) or (k), the Deal Agent, at the direction of any Class Agent or, with respect to clause (h) if such provision applies after June 30, 2004, the Deal Agent at the direction of the Class Agent or Class Agents which have not extended their Liquidity Termination Dates to a date on or after June 30, 2004, by notice given in writing to the Issuer, the Master Servicer and the Trustee, may declare that an Amortization Event has occurred as of the date of such notice and, in the case of any event described in clause (c) of the Events of Default in Section 10.01, or clause (l) of this Section 9.01, an Amortization Event will occur immediately upon the occurrence of such event without any notice or other action on the part of the Deal Agent, the Trustee or any other entity.

        Section 1.12.    Amendment Relating to Weighted Average Five Year CCR.    Section 9.01 of the Indenture Supplement, beginning with the paragraph which begins "For purposes of determining the Consolidated Extrapolated Cumulative Cancellation Rate.. ." and continuing to the end of such Section 9.01 shall be and hereby is amended and restated to read in its entirety:

        The Master Servicer shall calculate the Weighted Average Five Year Cumulative Cancellation Rate as of July 17, 2003 and as of the Payment Date in October 2003 and quarterly thereafter as provided in Exhibit E. For such purpose, the Master Servicer will be permitted to use static pool information reported by the Sellers in the manner to which each such Seller is accustomed, provided that, (i) with respect to FAC, the static pool information will be reported using the suppression method presented in Exhibit E and (ii) with respect to Trendwest, the static pool information will be reported using the bifurcation methodology presented in Exhibit E.

        Section 1.13.    Amendment Concerning Credit Agreement.    Subsection 11.02(a) of the Indenture Supplement is hereby amended and restated to read in its entirety:

          (a)   Cendant permits on the last day of any fiscal quarter its Debt to Capitalization Ratio (as defined in the Three Year Competitive Advance and Revolving Credit Agreement dated as of December 10, 2002 among Cendant as borrower, the lenders referred to therein, JPMorgan Chase Bank, as Administrative Agent, Bank of America, N.A., as Syndication Agent and The Bank of

  Nova Scotia, Citibank N.A. and Barclays Bank PLC, as co-documentation agents, J.P. Morgan Securities Inc. and Banc of America Securities LLC, as co-lead arrangers and joint bookrunners, as such agreement, subject to the terms of Section 12.05 may be further amended and supplemented from time to time (as so amended and supplemented from time to time, the "Credit Agreement")) to be greater than 0.5:1;

        Section 1.14.    Amendment to Exhibit C.    Exhibit C to the Indenture Supplement, setting forth information with respect to each Note and the registration information shall be and hereby is amended to read in its entirety as set forth in Schedule I attached to this Amendment.

        Section 1.15.    Amendment to Exhibit D.    Exhibit D to the Indenture Supplement setting forth the form of the Servicer's Monthly Report shall be and hereby is amended to read in its entirety as set forth in Schedule II attached to this Amendment.

        Section 1.16.    Amendment to Exhibit E.    Exhibit E is hereby amended to provide information related to (i) the dynamic Advance Rate calculation, (ii) the Cumulative Cancellation Rate, (iii) the Weighted Average Ten Year Cumulative Cancellation Rate, (iv) the Weighted Average Five Year Cumulative Cancellation Rate and (v) the agreed upon procedures letters related to the CCR. Exhibit E is hereby amended to read in its entirety as set forth in Schedule III attached to this Amendment.

        Section 1.17.    Amendment to Index of Exhibits.    The index of Exhibits immediately following the Table of Contents in the Indenture Supplement is hereby amended so that the reference to Exhibit E reads as follows:

        EXHIBIT E Matters Related to the Dynamic Advance Rate and Cumulative Cancellation Rate E-1

ARTICLE IV

MISCELLANEOUS PROVISIONS

        Section 2.01.    Supplement in Full Force and Effect as Amended.    Except as specifically stated herein, all of the terms and conditions of the Master Indenture and the Indenture Supplement, as previously amended, shall remain in full force and effect. All references to the Indenture Supplement in any other document or instrument shall be deemed to mean the Indenture Supplement, as amended and supplemented by this Amendment. This Amendment shall not constitute a novation of the Master Indenture or the Indenture Supplement, but shall constitute an amendment thereto. The parties hereto agree to be bound by the terms and obligations of the Indenture Supplement, as amended by this Amendment, as though the terms and obligations of the Indenture Supplement were set forth herein.

        Section 2.02.    Counterparts.    This Amendment may be executed in two or more counterparts, and by different parties on separate counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

        Section 2.03.    Governing Law.    THIS AMENDMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

        IN WITNESS WHEREOF, the Issuer, the Master Servicer, the Trustee and the Collateral Agent have caused this Amendment to be duly executed by their respective officers thereunto duly authorized, all as of the day and year first above written.

SIERRA RECEIVABLES FUNDING COMPANY, LLC, as Issuer
By:	/s/ JOHN COLE
	Name:	John Cole
	Title:	President and Treasurer
FAIRFIELD ACCEPTANCE CORPORATION-NEVADA, as Master Servicer
By:	/s/ JOHN COLE
	Name:	John Cole
	Title:	President and Treasurer
WACHOVIA BANK, NATIONAL ASSOCIATION, as Trustee
By:	/s/ ROBERT ASHBAUGH
	Name:	Robert Ashbaugh
	Title:	Vice President
WACHOVIA BANK, NATIONAL ASSOCIATION, as Collateral Agent
By:	/s/ ROBIN M. BELANGER
	Name:	Robin M. Belanger
	Title:	Vice President

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  EXHIBIT 10.15
THIRD AMENDMENT TO MASTER INDENTURE AND SERVICING AGREEMENT SERIES 2002-1 SUPPLEMENT
ARTICLE III AMENDMENTS
ARTICLE IV MISCELLANEOUS PROVISIONS